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                                                                    EXHIBIT 15



Ford Motor Credit Company
The American Road
Dearborn, Michigan


We are aware that our reports dated April 15, 1997, July 14, 1997 and October 13, 1997 accompanying the unaudited interim financial information of Ford Motor Credit Company and Subsidiaries for the periods ending March 31, 1997 and 1996, June 30, 1997 and 1996, and September 30, 1997 and 1996 included in the Ford Motor Credit Company Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 will be incorporated by reference in this Registration Statement on Form S-3. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.



/s/ COOPERS & LYBRAND L.L.P.

Detroit, Michigan
December 5, 1997